EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this "Agreement") is made and entered into as of this day of August, 2006 (the "Effective Date"), by and between New Motion, Inc., a Delaware corporation (the "Company") and Burton Katz ("Executive").

1. Engagement and Duties.

1.1 Commencing as of the Effective Date, and upon the terms and subject to the conditions set forth in this Agreement, the Company hereby engages and employs Executive as an officer of the Company, with the title and designation of Chief Executive Officer of the Company. Executive hereby accepts such engagement and employment.

1.2 Executive's duties and responsibilities shall be those normally and customarily vested in the office of Chief Executive Officer of a corporation, subject to the supervision, direction and control of the Board of Directors (the "Board") of the Company. Executive shall report directly to the Board.

1.3 Executive agrees to devote his primary business time, energies, skills, efforts and attention to his duties hereunder, and will not, without the prior written consent of the Board, render any material services to any other for-profit business concern. Executive will use his best efforts and abilities faithfully and diligently to promote the Company's business interests.

1.4 Except for routine travel incident to the business of the Company, Executive shall perform his duties and obligations under this Agreement principally from an office provided by the Company in Irvine, California, or such other location in Los Angeles or Orange County, California, as the Board may from time to time determine.

2. Term of Employment. Executive's employment pursuant to this Agreement shall commence on the Effective Date and shall terminate on the earliest to occur of the following (in any case, the "Term"):

(a) the close of business on the third (3rd) anniversary of the Effective Date, provided, that if the Company has not given Executive written Notice (as defined below) of its decision not to renew the Term on or before ninety (90) days prior to the end of the three year Term then, unless otherwise terminated as provided below, the Term shall be automatically extended until the earlier of (i) a date which is ninety (90) days following the Company's delivery to Executive of written Notice of the Company's decision not to renew this Agreement beyond such date, and (ii) December 31, 2009;

(b) the death of Executive;

(c) delivery to Executive of written Notice of termination by the Company if Executive suffers a "Permanent Disability," which for purposes of this Agreement shall mean a condition that entitles Executive to benefits under an applicable Company long-term disability plan or, if no such plan exists, a physical or mental disability which, in the reasonable judgment of the Board, is likely to render Executive unable to perform his duties and obligations under this Agreement for 60 days in any 12-month period;

(d) delivery to Executive of written Notice of termination by the Company for "Cause," which Notice shall identify the particular details of the conduct that the Company believes constitutes Cause. For purposes of this Agreement, "Cause" shall mean: (i) any act or omission knowingly undertaken or omitted by Executive with the intent of causing damage to the Company, its properties, assets or business or its stockholders, officers, directors or employees; (ii) any fraud, misappropriation or embezzlement by Executive resulting in a material personal profit to Executive, in any case, involving properties, assets or funds of the Company or any of its subsidiaries; (iii) Executive's consistent failure to materially perform his normal duties as described in Section 1.2, other than any such failure resulting from Executive's Permanent Disability; (iv) conviction of, or pleading nolo contendere to, (A) any crime or offense involving monies or other property of the Company; or (B) any felony offense involving a crime of moral turpitude; or (v) Executive's chronic or habitual use or consumption of drugs or alcoholic beverages, in either case, that causes material damage to the Company, its properties, assets or business, provided, that to the extent any circumstances that would otherwise constitute Cause shall be capable of cure, Executive shall be given notice from the Board of Directors and no less than thirty days to cure such circumstances prior to any termination of his employment for Cause;

(e) delivery to Executive of written Notice of termination by the Company "without Cause;"

(f) delivery to the Company of written Notice of termination by Executive for "Good Reason," by reason of: (i) the material diminution of Executive's duties, job title or responsibilities as provided in Section 1 above; (ii) a relocation of Executive's principal work location to a location that is inconsistent with the terms of Section 1.4 above; or (iii) a material breach by the Company of this Agreement, including without limitation, a material reduction in any component of Executive's compensation or benefits as provided for herein; or

(g) delivery to the Company of written Notice of Termination by Executive without "Good Reason."

3. Compensation; Executive Benefit Plans.

3.1 Within 30 business days following the Effective Date, the Company shall make available to the Executive "Advance Funds" up to the amount of $30,000 through cash payment or expense reimbursements directly related to and to assist with the Executive's costs incurred in relocation of his personal residence to Los Angeles or Orange County, California. All expenses to be covered by such Advance Funds must be submitted to the Company for prior approval. All such related Advance. Funds(s) shall remain outstanding for the Term. Should the Executive remain employed through the entire Term, the Advance Funds shall be additional compensation to Executive and need not be repaid by Executive. Should the Executive resign without Good Reason or be terminated for Cause during the Term, then any amounts otherwise due Executive upon such termination shall be retained by the Company and offset against such Advanced Funds, and the remaining balance of such Advanced Funds will be repayable by the Executive to the Company within six months of termination.

 3.2 The Company shall pay to Executive a base salary (the "Base Salary") at an annual rate of $300,000 for the period commencing on the Effective Date and ending on the first (1st) anniversary of the Effective Date. At the commencement of each subsequent twelve (12) month period during the Term, the "Base Salary" shall increase by no less than 5% (five percent) per annum from the previous year. The Base Salary shall be payable in installments throughout the year in the same manner and at the same times the Company pays base salaries to similarly situated executive officers of the Company, but in any event, no less frequently than monthly.

 3.3 Commencing with fiscal year 2006 and for each fiscal year during the Term thereafter during which Executive is performing services to the Company, the Company shall maintain a Management Incentive Program, pursuant to which the Company will set aside in a fund (the "MIP Fund") each fiscal year for payment (the "EBIT Bonus") to Executive and such other members of management as determined by the Board of Directors, an amount based upon of the Company's EBIT for such fiscal year. Executive's EBIT Bonus will be no less than 30% of MIP Fund. For purposes hereof, "EBIT" shall mean earnings before interest and taxes, calculated based on the Company's audited consolidated financial statements for the applicable fiscal year prepared in accordance with generally accepted accounting principles in the United States. Executive's EBIT Bonus for fiscal year 2006 will be pro rated for the number of days Executive is employed hereunder in fiscal 2006, but no less than $50,000 provided the Executive remains employed by the company by December 31, 2006. The EBIT Bonus goal for Executive is targeted at 5% of the total annual EBIT for 2007 and 2008. The EBIT Bonus, if any, shall be payable in cash or cash equivalent on April 15 of the year immediately following the fiscal year for which such EBIT Bonus is calculated.

 3.4 During the Term, Executive shall be entitled each year to vacation for a minimum of three calendar weeks (pro-rated for any partial year of service during the Term), plus such additional period or periods as the Board may approve in the exercise of its reasonable discretion, during which time his compensation shall be paid in full. To the extent that Executive does not use any such vacation during any year, up to two calendar weeks of such unused vacation shall be carried over from year to year; provided, however that in no event shall Executive's total accrued but unused vacation at any time exceed five weeks.

 3.5 As an inducement to Executive to accept this Agreement and serve as Chief Executive Officer of the Company, Executive will be granted an option to purchase 250,0000 shares of common stock of the Company (the "Common Stock") at a per share exercise price of $3.40 (the "Inducement Option"). The Inducement Option shall be granted pursuant to the Company's 2005 Stock Plan (the "Stock Plan"). Except as otherwise provided below, and subject to earlier termination in accordance with its terms, the Inducement Option shall vest as to 83,344 shares on the first anniversary of the Effective Date and as to an additional 6,944 shares on the last day of each full calendar month thereafter until fully vested. Consistent with Section 5.1(ii) below, the option agreements covering the Inducement Option (the "Option Agreements") will provide for the full acceleration of all applicable vesting requirements upon (i) a change of control of the Company, as defined in the applicable agreement, and (ii) upon a termination of Executive's employment without Cause, for Good Reason or due to Executive's death or Permanent Disability.

3.6 During the Term, the Company shall pay to Executive, in increments payable at the times that the Company pays the Base Salary to Executive, an allowance of $1,000 per month for costs associated with the lease or purchase, maintenance and insurance of an automobile, and an additional allowance of $300 per month for costs associated with use of Cellular Equipment and Mobile Communication service or subscriptions or fees.

3.7 During the Term, Executive shall be entitled to reimbursement from the Company for the reasonable costs and expenses which he incurs in connection with the performance of his duties and obligations under this Agreement, substantiated in a manner consistent with the Company's practices and policies as adopted or approved from time to time by the Board for executive officers. For the avoidance of doubt, "business class" travel shall constitute reasonable costs and expenses on any flight greater than six (6) hours in duration.

3.8 The Company shall promptly pay or reimburse to Executive legal fees actually incurred by Executive in connection with the negotiation and drafting of this Agreement, which fees shall not exceed $10,000 in the aggregate. The Company shall also indemnify, hold harmless and defend Executive from any legal action brought by Executive's former employer as a result of his acceptance of the position with the Company. Executive will fully cooperate in providing any defense.

3.9 The Company may deduct from any compensation payable to Executive the minimum amounts sufficient to cover applicable federal, state and/or local income and employment tax withholding.

4. Other Benefits. During the Term, Executive shall be eligible to participate in all operative employee compensation, fringe benefit and perquisite, and other benefit and welfare plans or arrangements of the Company then in effect from time to time and in which similarly situated executive officers of the Company generally are entitled to participate, including without limitation, to the extent then in effect, incentive, group life, medical, dental, prescription, disability and other insurance plans, all on terms at least as favorable as those offered to similarly situated executives of the Company. The Company will provide Executive, Director and Officer Liability coverage of no less than two million dollars as set forth in Section 13.5 below.

5. Termination of Employment. Subject to the provisions of this Section 5, either the Company or Executive may terminate Executive's employment at any time for any reason or no reason. The following provisions shall control any such termination of Executive's employment.

5.1 Termination Without Cause, for Good Reason, or due to Executive's death or Permanent Disability. The Company may terminate Executive's employment without Cause at any time upon 15 days' prior written Notice to Executive, and Executive may terminate his employment with Good Reason at any time upon 15 days' prior written Notice to the Company, in each case, subject to any applicable cure periods (in the case of a termination without Cause or for Good Reason, the date specified in any such Notice in accordance with this Section 5.1 shall constitute the "Date of Termination"). For purposes of clarity, the Company's delivery of Notice in accordance with Section 2(a) of its decision not to renew the Term shall not constitute termination without Cause, and shall be governed by Section 5.5 below. Executive's employment shall also terminate upon the occurrence of Executive's death or Permanent Disability (in the case of a termination due to Executive's death or Permanent Disability, the date of the death or the date specified in a Notice from the Company indicating termination due to Permanent Disability shall constitute the "Date of Termination"). If Executive's employment is terminated pursuant to this Section 5.1, the Company shall promptly, or in the case of obligations described in clause (e) below, as such obligations become due to Executive, pay or provide to Executive (or his estate), (a) Executive's earned but unpaid Base Salary accrued through such Date of Termination, (b) accrued but unpaid vacation time through such Date of Termination, (c) any EBIT Bonus required to be paid to Executive pursuant to this Agreement for any fiscal year of the Company ending prior to the Date of Termination, to the extent payable, but not previously paid, (d) reimbursement of any business expenses incurred by Executive prior to the Date of Termination that are reimbursable under Section 3.7 above, and (e) any vested benefits and other amounts due to Executive under any plan, program, policy of, or other agreement with, the Company (together, the "Accrued Obligations"). In addition, Executive (or his estate) shall be entitled to the following payments and benefits (the "Severance") from the Company:

(i)
payment, at the time and in the manner specified in Section 5.2 below, of an aggregate amount equal to Executive's Base Salary (at the rate then in effect, but disregarding any reduction of Base Salary in violation of this Agreement) that would have been payable to the Executive had he remained employed by the Company for the period (such period, or the period described in the next sentence, as applicable, the "Severance Period") commencing on the Date of Termination and ending on the third anniversary of the Effective Date or, if later, the date which is three (3) months following delivery by the Company of Notice of its decision not to extend the Term (as contemplated by Section 2(a), which Notice, if not previously given, shall be deemed to be given on the Date of Termination for any reason other than death or Permanent Disability). If termination occurs due to death or Permanent Disability, then such amount shall be equal to the Base Salary that would have been payable to the Executive had he remained employed by the Company throu gh the third anniversary of the Effective Date. The Severance ix yable to the Executive pursuant to this paragraph (i) is hereinafter referred to as the "Base Salary Severance";

(ii)
payment, at the time specified in Section 5.2 below, of a pro rated portion of the EBIT Bonus for the fiscal y( ar in which the Date of Termination occurs, where such pro rated portion is equal to: (a) the amount contributed to the MIP Fund, ii any, for the period (the "EBIT Period") from January 1 of the applicable fiscal year through the last day of the fiscal quarter in which such Date of Termination occurs, multiplied by (b) 1. ratio determined by dividing the number of days Executive was employed during the EBIT Period by the total number of days in the EBIT Period, multiplied lay (c) Executive's percentage of the MIP Fund;

(iii)
as of the Date of Termination, the Inducement Option will fully vest and be exercisable, which Inducement Option shall remain outstanding and exercisable for at least six months following the Date of Termination (and shall be exercisable by Executive's estate in the event of his death); and

(iv)
continued healthcare coverage for Executive (if living) and his dependents for the Severance Period, to the extent each such individual received healthcare coverage immediately prior to such termination of employment, at the same cost to Executive and his dependants as such coverage cost immediately prior to such termination of employment (subject to premium increases affecting participants in such plans generally), provided that if the Board determines, in its sole discretion, that it is necessary or advisable for Executive to elect continuation healthcare coverage under Section 4980B of the Code and the regulations thereunder in order for the Company to provide such coverage under its healthcare plans, and the Company so notifies the Executive, Executive hereby agrees to make such an election. For the avoidance of doubt, if the Company requires that Executive elect continuation coverage under Section 4980B of the Code, such coverage shall nevertheless be provided to Executive and his dependents (as described above) at the same cost to Executive and his dependents as was paid for medical coverage immediately prior to Executive's termination of employment.

5.2 Timing of Payment. The Company shall make payment of the amounts specified in clauses (i) and (ii) of Section 5.1 as follows:

(i)
with respect to the Base Salary Severance, (a) 50% of such amount shall be paid on the date of Executive's "separation from service" within the meaning of Section 409A(a)(2)(A)(i) of the Code (a "separation from service"), and (b) 50% of such amount shall be paid in equal installments on the first day of each of the twelve (12) calendar months immediately following such separation from service; and

(ii)
the EBIT Bonus amount contemplated by clause (ii) of Section 5.1 shall be paid on the date that is 50 calendar days following the last day of the fiscal quarter during which Executive's separation from service occurs.

5.3 Cause. If Executive's employment becomes terminable by thCompany for Cause, the Company may terminate Executive's employment immediately (subject to the cure rights described above) and Executive shall be entitled to receive the Accrued Obligations upon the Date of Termination, or, in the case of benefits described in Section 5.1(e), as such obligations become due to Executive, subject to the Company's right to recoup the Advance Funds from such Accrued Obligations.

5.4 Resignation. Executive may terminate his employment without Good Reason upon thirty (30) days' Notice to the Company. If Executive so terminates his employment, Executive shall be entitled to receive the Accrued Obligations promptly, or, in the case of benefits described in Section 5.1(e), as such obligations become due to Executive, subject to the Company's right to recoup the Advance Funds from such Accrued Obligations.

5.5 Nonrenewal. In the event that either the Company or the Executive elects not to renew the Term in accordance with Section 2(a), Executive shall be entitled to receive the Accrued Obligations upon the Date of Termination, or, in the case of benefits described in Section 5.1(e), as such obligations become due to Executive, subject to the Company's right to recoup the Advance Funds from such Accrued Obligations. In addition, Executive shall be entitled to receive payment of a pro rated portion of the EBIT Bonus for the EBIT Period in the manner contemplated by Section 5.1(H) and at the time specified in Section 5.2(H).

5.6 Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no Severance payments or benefits shall be paid to Executive during the six-month period following the Executive's separation from service to the extent that the Company and the Executive mutually determine in good faith that paying such amounts at the time or times indicated in this Section 5 would cause the Executive to incur an additional tax under Section 409A of the Code (in which case such amounts shall be paid at the time or times indicated in this Section 5.6). If the payment of any such amounts are delayed as a result of the previous sentence, then on the first day following the end of such six-month period, the Company will pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such six-month period.

6. Confidentiality of Proprietary Information and Material.

6.1 Industrial Property Rights. For the purpose of this Agreement, "Industrial Property Rights" shall mean all of the Company's patents, trademarks, trade names, inventions, copyrights, know-how, formulas and science, now in existence or hereafter developed or acquired by the Company or for its use, relating to any and all products and services which are developed, formulated and/or manufactured by the Company.

6.2 Trade Secrets. For the purpose of this Agreement, "Trade Secrets" shall mean any formula, pattern, device, or compilation of information that is used in the Company's business and gives the Company an opportunity to obtain an advantage over its competitors who do not know and/or do not use it and for which the Company takes reasonable precautions to maintain the confidentiality of such information. This term includes, but is not limited to, information relating to the marketing of the Company's products and services, including price lists, pricing information, customer lists, customer names, the particular needs of customers, information relating to their desirability as customers, financial information, intangible property and other such information which is not in the public domain.

6.3 Technical Data. For the purpose of this Agreement, "Technical Data" shall mean all information of the Company in written, graphic or tangible form relating to any and all products which are developed, formulated and/or manufactured by the Company, as such information exists as of the Effective Date or is developed by the Company during the term hereof.

6.4 Proprietary Information. For the purpose of this Agreement, "Proprietary Information" shall mean all of the Company's Industrial Property Rights, Trade Secrets and Technical Data. Proprietary Information shall not include any information which (i) was lawfully in the possession of Executive prior to Executive's employment with the Company, (ii) may be obtained by a reasonably diligent businessperson from readily available and public sources of information, (iii) is lawfully disclosed to Executive after termination of Executive's employment by a third party which does not have an obligation to the Company to keep such information confidential, or (iv) is independently developed by Executive without utilizing any of the Company's Proprietary Information,

6.5 Agreement Not To Copy Or Use. Executive agrees, at any time during the term of his employment and for a period of ten years thereafter, not to copy, use or disclose (except (i) as required, authorized or permitted in connection with the performance of his services to the Company, (ii) as required by law after first notifying the Company and giving it an opportunity to object, or (iii) as required to enforce Executive's rights under this Agreement) any Proprietary Information without the Company's prior written permission. The Company may withhold such permission as a matter within its sole discretion during the term of this Agreement and thereafter.

7. Return of Corporate Property. Upon any termination of this Agreement, Executive shall turn over to the Company all property, writings or documents then in his possession or custody belonging to or relating to the affairs of the Company or comprising or relating to any Proprietary Information.

8. Discoveries and Inventions.

8.1 Disclosure. Executive will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method, product or work of authorship, in any case, relating to the business, products, practices, techniques or confidential information of the Company, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Executive, (hereinafter referred to as "Developments"), either solely or in collaboration with others, (a) prior to the Term while working for the Company, (b) during the Term or (c) within six months after the Term .

8.2 Assignment. Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all Developments that are created during the Term, are the property of the Company and hereby assigns and agrees to assign to the Company any and all ofExecutive's right, title and interest in and to any and all of such Developments; provided, however, that, in accordance with California Labor Code Sections 2870 and 2872, the provisions of this Section 8.2 shall not apply to any Development that Executive developed entirely on his own time without using the Company's equipment, supplies, facilities or trade secret information except for those Developments that either:

(a) relate at the time of conception or reduction to practice of the Development to the Company's business, or actual or demonstrably anticipated research or development of the Company; or.

(b) result directly from any work performed by Executive for the Company.

8.3 Assistance of Executive. Upon the Company's request and at no expense to Executive, whether during the Term or thereafter, Executive will do all reasonable lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that, in the reasonable opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign Letters Patent, including, but not limited to, design patents, on any and all Developments and for perfecting, affirming and recording the Company's complete ownership and title thereto, subject to the proviso in Section 8.2 hereof, and Executive will otherwise reasonably cooperate in all proceedings and matters relating thereto.

8.4 Records. Executive will keep complete and accurate accounts, notes, data and records of all Developments in the manner and form reasonably requested by the Company. Such accounts, notes, data and records shall be the property of the Company, subject to the proviso in Section 8.2 hereof, and, upon written request by the Company, Executive will promptly surrender the same to it.

8.5 Obligations, Restrictions and Limitations. Executive understands that the Company may enter into agreements or arrangements with agencies of the United States Government and that the Company may be subject to laws and regulations which impose obligations, restrictions and limitations on it with respect to inventions and patents which may be acquired by it or which may be conceived or developed by employees, consultants or other agents rendering services to it. Executive agrees that he shall be bound by all such obligations, restrictions and limitations applicable to any such invention conceived or developed by him during the Term and shall take any reasonable action which may be required to discharge such obligations and to comply with such restrictions and limitations.

9. Non-solicitation Covenant.

9.1 Nonsolicitation and Noninterference. Until the earlier of (i) two years following termination of this Agreement and (ii) June 30, 2011, Executive shall not (a) induce or attempt to induce any employee of the Company to leave the employ of the Company, (b) induce or attempt to induce any employee of the Company to work for, render services or provide advice to or supply confidential business information or Trade Secrets of the Company to any third person, firm or corporation, or (c) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company to cease doing business with the Company, provided, that advertisements and general solicitations shall not constitute a breach of this Section 9.1.

9.2 Indirect Solicitation. Executive agrees that, during the period covered by Section 9.1 hereof, he will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of Section 9.1 if such activity were carried out by Executive, either directly or indirectly; and, in particular, Executive agrees that he will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

10. Injunctive Relief. Executive hereby recognizes, acknowledges and agrees that in the event of any breach by Executive of any of his covenants, agreements, duties or obligations contained in Sections 6, 7, 8 and 9 of this Agreement, the Company would suffer great and irreparable harm, injury and damage, the Company would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by the Company as a result of such breach, and the Company would not be reasonably or adequately compensated in damages in any action at law. Executive therefore covenants and agrees that, in addition to any other remedy the Company may have at law, in equity, by statute or otherwise, in the event, of any breach by Executive of any of his covenants, agreements, duties or obligations contained in Sections 6, 7, 8 and 9 of this Agreement, the Company shall be entitled to seek and receive temporary, preliminary and permanent injunctive and other equitable relief from any court of competent jurisdiction to enforce any of the duties or obligations contained in Sections 6, 7, 8 and 9 of this Agreement without the necessity of proving the amount of any actual damage to the Company or any affiliate thereof resulting therefrom; provided, however, that nothing contained in this Section 10 shall be deemed or construed in any manner whatsoever as a waiver by the Company of any of the rights which the Company may have against Executive at law, in equity, by statute or otherwise arising out of, in connection with or resulting from the breach by Executive of any of his covenants, agreements, duties or obligations hereunder.

11. Code Section 409A. Certain amounts under this Agreement may constitute "nonqualified deferred compensation" which is intended to comply with the requirements of Section 409A of the Code. To the extent that the parties reasonably determine that any compensation or benefits payable under this Agreement are subject to Section 409A of the Code, this Agreement shall incorporate the terms and conditions required by Section 409A of the Code and Department of Treasury regulations as reasonably determined by the Company and the Executive. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder. In the event that following the Effective Date, the Company and the Executive reasonably determine that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance, the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective), or take any other commercially reasonable actions necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

12. Code Section 280G. If any payment or benefit received or to be received by Executive in connection with a "change in ownership or control" of the Company (within the meaning of Section 280G of the Code), whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or an affiliate of the Company (the "Payments"), would constitute a "parachute payment" within the meaning of Section 280G of the Code, the Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code but only if, by reason of such reduction, the net after-tax benefit to Executive shall exceed the net after-tax benefit to Executive if no such reduction was made. For purposes of this Section 12, "net after-tax benefit" shall mean (i) the total of all payments and the value of all benefits which Executive receives or is then entitled to receive from the Company that would constitute "parachute payments" within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code. The foregoing determination will be made by a nationally recognized accounting firm (the "Accounting Firm") selected by Executive and reasonably acceptable to the Company, provided, that the Accounting Firm's determination shall be made based upon "substantial authority" within the meaning of Section 6662 of the Code. The Accounting Firm shall provide Executive and the Company with its determinations and detailed supporting calculations with respect thereto at least 15 business days prior to the date on which Executive would be entitled to receive a Payment (or as soon as practicable in the event that the Accounting Firm has less than 15 business days advance notice that Executive may receive a Payment) in order that Executive may determine whether it is in Executive's best interest to waive the receipt of any or all amounts which may constitute "excess parachute payments." If the Accounting Firm determines that such reduction is required by this Section 12, Executive, in his sole and absolute discretion, may determine which of the Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to Executive. Executive and the Company shall each provide the Accounting Firm access to and copies of any books, records, and documents in the possession of Executive or the Company, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 12. The first $5,000 of fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 12 will be borne exclusively by the Company, and the balance of any such fees and expenses, if any shall be borne exclusively by Executive.

13. Miscellaneous.

13.1 Arbitration. The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. The parties agree to mediate any matter within 30 days of a demand by either party with a mediator mutually agreed upon by both parties. Any controversy, claim or dispute that cannot be so resolved shall be settled by final, binding arbitration in accordance with the rules of the American Arbitration Association ("AAA"). If the parties are able to agree to a single arbitrator, the matter need not be filed with the AAA, however the AAA rules governing employment disputes will still be applied. Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in Los Angeles County or Ventura County, California, or such other place as may be mutually agreed upon by the parties. Each party shall bear its own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration during the pendency of the proceeding. However, the prevailing party shall be entitled to an award of his or its fees and costs at the termination of the arbitration.

13.2 Notices. All notices, requests and other communications (collectively, "Notices") given pursuant to this Agreement shall be in writing, and shall be delivered by fax, email, personal service, reputable overnight carrier or by United States first class, registered or certified mail (return receipt requested), postage prepaid, addressed to the party at the address set forth below:

(a)	If to Company:

New Motion, Inc. 42 Corporate Park, 2nd Floor Irvine, CA 92606 Attn: Board of Directors Fax 949-777-3707

(b)	If to Executive, at the address, fax or email maintained for Executive in the Company's payroll records.

Any Notice shall be deemed duly given when received by the addressee thereof, provided that any Notice sent by registered or certified mail shall be deemed to have been duly given three days from date of deposit in the United States mails, unless sooner received. Either party may from time to time change its address for further Notices hereunder by giving Notice to the other party in the manner prescribed in this section.

13.3 Entire Agreement. This Agreement, together with the Option Agreements, and any indemnification agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior agreements, discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein. No representations, oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by any party to this Agreement.

13.4 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

13.5 Indemnification; Insurance. The Company shall defend, indemnify and hold Executive harmless from any and all liabilities, obligations, claims or expenses which arise in connection with or as a result of Executive's service as an officer or director of the Company to the greatest extent now provided in the Company's Articles and Bylaws and as otherwise allowed by law. During the Term and for a period of at least six years thereafter, Executive shall be entitled to the same directors and officers' liability insurance coverage that the Company provides generally to its other directors and officers, as may be amended from time to time for such directors and officers.

13.6 Amendment. The terms of this Agreement may not be amended or modified other than by a written instrument executed by the parties hereto or their respective successors.

13.7 Waiver. Failure by any party hereto to insist upon strict compliance with any provision of this Agreement or to assert any right such party may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

13.8 Assignment. This Agreement is binding on and for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives.

13.9 Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

13.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

13.11 Business Day. If the last day permissible for delivery of any Notice under any provision of this Agreement, or for the performance of any obligation under this Agreement, shall be other than a business day, such last day for such Notice or performance shall be extended to the next following business day (provided, however, under no circumstances shall this provision be construed to extend the date of termination of this Agreement).

In witness whereof, the parties have executed this Agreement as of the date first set forth above.

Company:	Executive:

New Motion, Inc.

By:	Burton Katz

Chairman of the Board

EXHIBIT A